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                                                                    EXHIBIT 99.1


CONTACT:   BOUNDLESS MOTOR SPORTS RACING, INC
           Terri Metzger, Public Relations
           405-360-5047 x 113
           pr@boundlessmotorsportsracing.com

    BOUNDLESS MOTOR SPORTS RACING, INC. ANNOUNCES COMPLETION OF ACQUISITION
                           OF WORLD OF OUTLAWS, INC.

         NORMAN, OK, February 6, 2004 / Business Wire / Boundless Motor Sports Racing, Inc. (OTCBB: BMSR) (Boundless) today announced that it has completed the purchase of substantially all of the assets of World of Outlaws, Inc. ("WoO"). This transaction was originally structured as a stock purchase but was changed to an asset purchase transaction with a newly-formed subsidiary of Boundless (which will be called "World of Outlaws, Inc." ("New WoO")). Under the terms of the Asset Purchase Agreement, the Boundless agreed to pay WoO a total of $5 million, a portion of which is payable pursuant to the terms of a one-year promissory note, which promissory note is secured by the assets of New WoO and is guaranteed by Paul Kruger, Chairman of the Board and Chief Executive Officer of Boundless. Mr. Kruger will be the Chairman of the Board and Chief Executive Officer of the New WoO, and Ted Johnson will be the President of the New WoO until such time as the promissory note has been paid-off, at which time, Mr. Johnson will become a consultant to the New WoO.

         World of Outlaws has held the position as the premier name in Sprint Car Racing for the past 25 years. For 2004, World of Outlaws is scheduled to hold 100 sanctioned races at over 50 dirt tracks in the United States.

         "We are extremely excited about this acquisition," said Mr. Kruger, "it is the culmination of a long process and a giant step in becoming the leading sanctioning group in dirt motor sports. Boundless has had a tremendous week; starting off with the inaugural race of our newly-formed World of Outlaws Late Model Series at the Volusia Speedway Park in Deleon Springs, Florida, and ending with the acquisition of World of Outlaws. We look forward to carrying on the tradition that Ted Johnson has worked so hard to build at World of Outlaws over the years."

         "We're pleased to have Boundless as the new owner of World of Outlaws" said Mr. Johnson. "I look forward to working with Paul Kruger and his team as we take the World of Outlaws to a new level. With Boundless' increasing strength in dirt racing, we expect the World of Outlaws to flourish like never before. This change in ownership will accelerate the growth of what we have built at World of Outlaws."


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ABOUT BOUNDLESS MOTOR SPORTS RACING, INC.

         Based in Norman, OK, Boundless is a racing and sports entertainment company. Boundless is currently pursuing the acquisition of dirt motor sports racing sanctioning organizations, promotional organizations and racetracks in the United States. Boundless also may acquire the rights to other international racing series in the United States and internationally.

         For further information on Boundless or this press release please contact Terri Metzger, Public Relations at 405-360-5047 x 113, email pr@boundlessmotorsportsracing.com, or visit www.boundlessmotorsportsracing.com. For more information about World of Outlaws, Inc., visit www.worldofoutlawsracing.com.

This release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive and technological factors effecting the company's operations, markets, merger and acquisition activities, products, services and prices, as well as other factors detailed in the company's filings with the Securities and Exchange Commission.